UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2023
Keurig Dr Pepper Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
53 South Avenue, Burlington, Massachusetts 01803
(Address of principal executive offices, including zip code)
781-418-7000
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	KDP	Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2023, Keurig Dr Pepper Inc. (the “Company” or “KDP”) announced the appointment of Timothy Cofer to the position of Chief Operating Officer, effective November 6, 2023. The Company expects that in the second quarter of 2024, Mr. Cofer will succeed Robert Gamgort as Chief Executive Officer of the Company, with Mr. Gamgort transitioning to the role of Executive Chairman at that time.

Mr. Cofer, 54, has served as the Chief Executive Officer of Central Garden & Pet, a public company in the pet and garden industries. Previously, he served as the Executive Vice President and Chief Growth Officer of Mondelēz International from 2016 to 2019, where he led the company’s consumer- and customer-facing global functions. Prior to that, he served in roles of increasing responsibility at Mondelēz International, Kraft Foods Group and Oscar Mayer Foods, with experience across a wide range of product categories, including coffee, chocolate and packaged food. Mr. Cofer holds a BA from St. Olaf College and an MBA from the University of Minnesota.

In connection with his appointment, the Company entered into a letter agreement with Mr. Cofer on September 18, 2023 (the “Letter Agreement”). Pursuant to the Letter Agreement, as Chief Operating Officer, Mr. Cofer will receive an annual base salary of $1,150,000 and will be eligible to receive an annual bonus at a target level of 125% of his base salary. He will be eligible to participate in the Company’s long-term equity incentive program with an annual award target value of $3,500,000. Mr. Cofer will also be required to participate in the Company’s Elite Investment Program, pursuant to which he will be required to invest $12,500,000 in shares of the Company; for each share he purchases, the Company will grant Mr. Cofer one matching RSU, which will vest on the fifth anniversary of the date of grant.

Mr. Cofer will also be granted the following, in recognition of forgone incentive compensation from his prior employer: (i) a one-time sign-on grant of RSUs with a grant date value of $7,000,000, which will vest 30% on the 18-month anniversary of the date of grant, 40% on the 30-month anniversary of the date of grant and 30% on the 42-month anniversary of the date of grant and (ii) a one-time cash sign-on bonus of $8,000,000, which, in the event of his voluntary resignation or termination for cause within one year of his start date, will be repayable to the Company 100%, or between the first and second year after his start date, will be repayable to the Company 50%.

The Letter Agreement provides that upon Mr. Cofer’s anticipated promotion to Chief Executive Officer, his annual base salary as Chief Executive Officer would be $1,250,000, with an annual bonus at a target level of 150% of his base salary. His annual award target value as Chief Executive Officer under the Company’s long-term equity incentive program is expected to be $4,000,000.

Mr. Cofer has no family relationship with any directors or executive officers of the Company, nor are there any arrangements or understandings between Mr. Cofer and any other persons pursuant to which he was selected as an officer of the Company. There are no related party transactions between Mr. Cofer and the Company reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Mr. Cofer is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Keurig Dr Pepper Inc. Press Release dated September 20, 2023 - "Keurig Dr Pepper Appoints Veteran CPG Executive as Chief Operating Officer and Announces Plan for CEO Succession"
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEURIG DR PEPPER INC.
Dated: September 22, 2023
	By:	/s/ Anthony Shoemaker
		Name:	Anthony Shoemaker
		Title:	Chief Legal Officer, General Counsel and Secretary